TaxDrop LLC	228 Park Ave S, Suite 70037,
Certified Public Accountant and Advisor	New York, NY 10003-1502
Tel: (609) 933-2035

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 18, 2023

To the Management of One Door Studios Entertainment Properties LLC,

We hereby consent to the inclusion of our Auditors' Report, dated January 6, 2023, on the financial statements One Door Studios Entertainment Properties LLC – which comprise the balance sheet as of December 31, 2021, and the related statements of income, changes in members' equity, and cash flows for the year then ended, and the related notes to the financial statements— in the Company's Post-qualification Amendment No. 2 to the Offering Statement on Form 1-A.

Best,

TaxDrop LLC

Robbinsville, New Jersey

January 18, 2023